UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2006

INTERSECTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50580 (Commission File Number)	54-1956515 (IRS Employer Identification No.)

14901 Bogle Drive
Chantilly, Virginia 20151
(Address of Principal Executive Offices) (Zip Code)

(703) 488-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement

           On May 15, 2006, Intersections Inc. (Intersections) and Control Risk Group Limited (Control Risk Group) announced that they had entered into a Joint Venture Agreement pursuant to which they have agreed to form a joint venture to own and operate Intersections’ wholly-owned subsidiary, American Background Information Services, Inc. (ABI), and Control Risk Group’s U.K. background screening business. Pursuant to the Joint Venture Agreement, Intersections and Control Risk Group have agreed to establish a new company, Screening International LLC (the JV Company), as a Delaware limited liability company. Intersections will initially contribute all of the outstanding shares of its wholly-owned subsidiary, ABI, to the JV Company, in exchange for a 55% ownership interest in the JV Company. Prior to closing, the background screening operations and assets of Control Risk Group will be transferred to its wholly-owned subsidiary, Control Risks Screening Limited, and at closing Control Risk Group will initially contribute all of the outstanding shares of Control Risks Screening Limited to the JV Company, in exchange for a 45% ownership interest. In addition, Intersections and Control Risk Group have agreed to cooperate to meet any future financing needs of the JV Company, including seeking third party financing, agreeing to guarantee third party loans and making additional capital contributions on a pro rata basis, if necessary, subject to certain capital call and minority protection provisions.

           The Chief Executive Officer of the JV Company will be Chris Andrews, who will continue to serve as CEO of ABI. He will report to a five-member board of directors, with three of the directors being designated by Intersections and two by Control Risk Group.

          The Joint Venture Agreement provides further that each of Intersections and Control Risk Group will enter into various agreements with the JV Company or certain of its subsidiaries at the closing of the transaction, including a marketing agreement pursuant to which Control Risk Group will provide certain marketing assistance and services to the JV Company, a license agreement under which the JV Company will offer its products and services under certain trademarks of Control Risk Group, a management and services agreement pursuant to which Intersections will provide certain management services to the JV Company, and a services agreement pursuant to which Control Risk Group will provide certain support services to Control Risks Screening Limited. The Joint Venture Agreement also includes a non-competition provision which generally prohibits Intersections and Control Risk Group from providing employment background screening services except through the JV Company, for so long as each company is a party to the Joint Venture Agreement and for six months thereafter, subject to certain exceptions. Control Risk Group Holdings Limited, the parent of Control Risk Group, will guarantee the obligations of Control Risk Group under the Joint Venture Agreement and the other agreements to be entered into at the closing of the transaction.

           The closing of the transactions contemplated by the Joint Venture Agreement is subject to customary conditions, including the continued accuracy of the representations and warranties of the other party (subject to certain exceptions), the entering into by each party of the respective ancillary agreements required by the Joint Venture Agreement, and the formation of the JV Company and the receipt of each party’s respective capital contributions. Intersections expects the transaction to close later in the second quarter of 2006.

           The Joint Venture Agreement also provides that in the event of a change of control of either party the other party shall have the option to purchase the acquired party’s equity interests in the JV Company at an appraised price. The Joint Venture Agreement contains certain termination rights for both Intersections and Control Risk Group, and may be terminated, prior to or following the closing of the transaction, by either Intersections or Control Risk Group in the event of a breach by the other of any material obligation or covenant under the Joint Venture Agreement or the ancillary agreements which has not been cured within a reasonable period of time (not to exceed the greater of thirty (30) days or such other period of time as may be provided in such ancillary agreement).

           The foregoing description of the Joint Venture Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Joint Venture Agreement.

Item 7.01.      Regulation FD Disclosure

           A copy of the joint press release of Intersections and Control Risk Group announcing the transaction is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01      Financial Statements and Exhibits.

(c) Exhibits

Exhibit No. 99.1	Description Press release dated May 15, 2006

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2006

INTERSECTIONS INC. By: /s/ John Casey Name: John Casey Title: Chief Financial Officer